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StarPower ON Systems Inc. ( Trading Symbol: SPOS ) NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FI LED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CI RCULAR THAT IS PART OF THAT OFFERING STATEMENT AT: https:// www.sec.gov / cgi - bin/ browse - edgar?company = starpower+on&owner = exclude&action = getcompany www.spos - offering.com www.starpoweronsystems.com Advanced Fuel Cell Systems Waterloo, Ontario Canada

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Opportunity Not to be missed ! » Subversive Revolution in new energy » BIG changes in the auto industry » Great potential for super return Are you ready?

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MILESTONES SPOS fuel cell technology was validated by clients in China and has resulted in the following milestones: • Secured a major deployment project with the City of Rugao , China with incentives in land, cash subsidies, and a contract for 5000 vehicle conversions to fuel cell power systems. • Executed a Memorandum of Understanding with Guangdong Hydrogen Energy Science and Technology, Co., Ltd. for US$2.5 billion purchase program. • Combined, SPOS has pre - deployment purchase orders of approximately 5 million USD.

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StarPower ON Systems Inc. • Founded by Dr. Xianguo Li , Professor of Mechanical and Mechatronics Engineering at the University of Waterloo, Ontario, Canada • Dr. Li is a recognized expert in fuel cell research with decades of experience in leading edge R&D work • StarPower ON Systems Inc. is listed on OTC Markets under the symbol SPOS • SPOS has filed a Regulation A+ offering to raise $14,000,000, along with certain shareholders in a resale offering for $6,000,000, for a total offering of $20,000,000.

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SPOS fuel cell core components manufactured in Waterloo, Ontario with final assembly with our 1 st plant in Rugao, China where government support of pilot projects and hydrogen industry development has been approved in the latest “5 - year Plan”. WATERLOO, CANADA RUGAO, CHINA

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• StarPower On Systems Inc. has established a relationship and signed agreement with Guangdong Hydrogen Energy Science and Technology, Co., Ltd. (GUEST) located in Guangdong, China. ( http://www.chinahydrogen.cn/en/ ) • GHEST is a large systems integrator in China specializing in fuel cell systems. • Partnerships with GHEST and the City of Rugao will result in total projected revenue to SPOS of US$2.5 billion through 2022

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» Based on customer request, SPOS has designed a hydrogen fuel cell extender system to drastically increase the travelling range of electric buses. » The fuel cell “range extender” system is an ideal enhancement to existing battery bus systems that are being or already produced. » The hybrid system does not require lengthy certification period and yet qualifies our customers (bus companies) to receive rebate and grants from the generous Government incentives. » Total rebates/grants are close to 1 million RMB/bus (US$158k). SPOS Schematic On Immediate Technology Deployment (Hybrid Fuel Cell Electric Buses)

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SPOS fuel cells are based on a modular design that can be customized for the size, shape, and power requirements of any application • Golf cart, forklifts • Passenger vehicles • Buses • Stationary primary or backup power systems Advanced modular designs • Lower cost • Higher performance • Better durability

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Advanced Fuel Cell Design Modular, customizable fuel cell system Best cost - performance

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China Patent Number Date Filed Description CN 104157887 A 2014 . 08 . 08 Fuel cell cathode diffusion layer CN 104143645 A 2014 . 07 . 25 PEM fuel cell flow path CN 103865265 A 2014 . 06 . 18 Sulfonated polyimide proton exchange membrane for humidity measurement . CN 103413956 A 2013 . 11 . 27 PEM fuel cell flow path design to prevent flooding of the cathode CN 103346337 A 2013 . 10 . 09 PEM fuel cell flow path design to prevent drying of anode and flooding of cathode CN 102983343 A 2013 . 03 . 20 PEM fuel cell flow channel with a hydrophilic flow guide needle Core Patents Filed in China

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Dr. Xianguo Li has conducted and published fuel cell research for the past two decades and continues to be a leading researcher .

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Organisation chart(current) Global Executive Steering Group China Rugao Fuel cell battery stack and system integration Wuxi/Sichuan/ Guang Zhou Core MEA ( fuel cell membranes) Canada/US Waterloo Fuel cell R&D

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Mr. Edward T.S. Chan Chief Executive Officer Dr. Xianguo Li Chairman Chief Technology Officer Fuel Cell Scientist and Professor Mr. Simon Tam Senior Vice President Investor Relations Officer

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Management Team Dr. Xianguo Li , Chairman and Chief Technology Officer. He is the Founding Editor - in - Chief of the International Journal of Green Energy. He serves as the CSME Division Chair for the Advanced Energy Systems technical division. Mr. Edward T.S. Chan , Chief Executive Officer, has more than 30 years of financial and investment experience , previous CEO in KMTGD and VP in Royal Bank. Mr. Simon Tam , Senior Vice President and Chief Investor Relations Officer with more than 30 years experience in senior banking and financial areas Mr. Robert Wang , Senior Vice President ,Chief Strategic Officer and Chief Production Officer with more than 20 years experience in Mechanical , Electrical and Computer Engineering experience in state - owned manufacturers, government, bank , investment and life insurance companies. Mr. Francis Tan , Chief Operating Officer, general manager in Rugao China with more than 20 years experience as general manager in customs, import and export ,mining companies. Mr. Zhengming Wang , financing development manager in Rugao China with more than 30 years experience as general manager in manufacture, import and export, capital finance, new energy. Ms. Qiong Lin , marketing strategy manager in Rugao China with more than 20 years experience as manager in accounting, travel business and asset management, also certified accountant Ms. Xiaocui Liu , financial controller in Rugao China with more than 20 years experience in accounting, audit area, also certified accountant, certified auditor.

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The global fuel cell market beginning to show signs of acceleration • European cities have announced bans on petrol and diesel cars by 2040, China by 2030 • China will be the leader for fuel cell deployment in the next decade • The limitations of further battery improvement are being acknowledged • Pollution from fossil fuels continues to be a growing issue

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CHINA FUEL CELL MARKET • Unique political and socio - economic characteristics • Government support and generous incentives • Hydrogen Fuel Cells part of current “ Five - Year Plan ” • Massive pollution issues • Government’s desire to encourage and support new entrants to the fuel cell market • Political will to establish and grow a hydrogen economy

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China Five Year Plan Thirteen Five "Strategic Emerging Industries Development Plan" on the development of fuel cell vehicle requirements: the system to promote fuel cell vehicle research and development and industrialization; promote high performance and low cost fuel cell materials and system key components of research and development; promote car storage Hydrogen systems and hydrogen preparation, storage and transportation and filling technology development, promote the construction of hydrogen refueling station. Planning is also clear that by 2020, to achieve mass production of fuel cell vehicles and large - scale demonstration and application. In addition, in the adjustment of new energy vehicles subsidy policy, subsidies for fuel cell vehicles have not declined, showing that the national policy support tend to develop fuel cell vehicles. Compared to lithium technology, hydrogen fuel cell technology in the environmental protection, mileage, fuel replenishment time - consuming has more potential advantages, and fuel cell chemical reaction process does not produce harmful substances. The energy conversion efficiency is higher than the internal combustion engine. So from the energy use and environmental protection, fuel cell vehicle is an ideal vehicle. In recent years, Toyota, Hyundai, Honda and other car giants are actively developing advanced hydrogen fuel cell vehicles. Some auto prices have met hydrogen fuel cell car production and the market requirements.

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China Five Year Plan (Cont.) Fuel cell vehicles will become the next outlet for the development of new energy vehicles. Although currently in the pre - industrialization stage, with the gradual maturation of fuel cell technology and rapid growth in the number of hydrogen refueling stations being expected, fuel cell vehicles will outbreak in 2020 (According to the Blue Book on China's Hydropower Industry ). “Infrastructure Development” (2016) published in the second half of 2017 estimated that by 2020 , the number of hydrogen refueling stations in China will reach 100, and the number of fuel cell vehicles will reach 10,000. The total output value of the industry will reach 300 billion RMB . The Ministry of Finance, Ministry of Science and Technology, Ministry of Industry and Information Technology and Development and Reform Commission promulgated the "Notice on Adjusting the Policy of Financial Subsidy for the Promotion and Application of New Energy Vehicles", and the subsidy for fuel cell vehicles did not show a decline. Passenger cars for fuel cells are given 200,000 RMB/vehicle subsidies. For fuel cell minivans, buses, a 300,000 RMB subsidies per vehicle. For medium - sized buses, medium and heavy trucks, there are 500,000RMB subsidies per vehicle . The subsidies to fuel cell vehicles will gradually make up for the high price disadvantage and encourage enterprises to increase R & D investment in fuel cell vehicles.

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China Fuel Cell Market – Gaining Momentum • Fuel cells were exciting… 20 years ago… then batteries distracted the market • BUT… batteries have limits that are very difficult to overcome • Fuel cells solve the limitations of batteries: range, recharging time and safety • In cases where batteries are useful… fuel cells can be used as range extenders • The time is NOW for fuel cells and SPOS has the next generation technology! • China is the market that will bring fuel cells to the forefront of an energy revolution .

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• The City of Rugao, China has been selected by UN Development Agency and the Chinese Government as a development hub for their commitment to build up hydrogen production infrastructure and refilling stations throughout the city • SPOS has established a relationship with Rugao to establish a presence in China and spread the conversion model from city to city

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BATTERIES • Batteries work well… but have limitations • Over the past 10+ years Lithium - Ion batteries have made our mobile phones and computers last all day • Batteries made their debut in Electric Vehicles and promised the world… but are still limited by the laws of physics and chemistry • Energy density is a delicate subject… it’s explosive. Literally! • Fuel cells provide clean energy with long range, quick recharging, and safe operation that batteries simply can not match

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IS IT SAFE? IT IS NO UTOPIA!

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Can Lithium Ion Battery Electric Vehicles Replace Combustion Engines? Yes they can! … if their energy density can increase 10X or more to match the range. …..but then you’d be sitting on a car like powered by TNT! Will they be stable and safe?

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Current Industry Leader Ballard Power is great….. But expensive. SPOS is better positioned to win in the China market with a fuel cell that beats Ballard in Price AND Performance . SPOS has flexibility and is welcome according to the Chinese new energy policies. This is critical!

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Other Fuel Cell Facts » Current supply and manufacturing capacity are way below current demand even in this “start up” market. » Demand will increase up to 100+ times in the next 5 years in the “growth phase”. » SPOS has better designs, patents in China, and a relationship with a number of governments, starting with the city of Rugao . » We can work with the Chinese government and other successful industry partners with big incentives. » SPOS can compete against Ballard Power and win in China, thus will dominate the market as the Leader and set the standards in fuel cells.

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REVENUE PROJECTION In ($000 ) 2018 2019 2020 2021 2022 Revenue 8,004 220,738 941,672 1,134,813 1,220,347 Cost of Goods Sold 5,400 128,800 535,634 585,299 645,173 Gross Profit 2,604 91,938 406,038 549,514 575,174 Gross Margin % 33% 42% 43% 48% 47% SG&A 880 5,600 113,001 136,178 146,442 EBITDA 1,724 86,338 293,037 413,336 428,732 Interest, Depreciation, Taxes 603 31,583 105,612 150,531 163,784 Net Income 1,121 54,754 187,426 262,805 264,949

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VALUATION ($K) Present 1 2 3 4 5 6 7 8 9 10 Terminal Value 2018 2019 2020 2021 2022 2023 2024 2025 2026 2027 Value Free Cash Flow -20419 -5559 31339 117545 166527 99255 166775 217746 270862 325810 1221789 PV of Cash Flows 372,681 -16336 -3558 16045 48147 54568 26019 34975 36532 36354 34984 104951 • Based on revenue projections and assumptions for common variables the present value of expected free cash flow is US$373 million • US$373 million is a pre - money valuation and is dependent on A. securing US$14 million equity financing B. availability of customer financing from Export Development bank of Canada C. realization of revenue and cost forecasts

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Requires US$14 Million in Equity Financing Use of funds: • $1 - 2 million to renovate assembly facility in Rugao, China • Local financing (partners, government grants and subsidies) will meet further funding needs in China. • $5 million to establish PEM (core fuel cell membranes) facility in Waterloo, Ontario • Up to $6.5 million for production and operating costs • Additional purchasing order financing of C$10 million can be available for each qualified purchaser in export finance from Export Development Canada (EDC). This will fund part of the manufacturing costs

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Right Time Hydrogen fuel cells for alternative energy production are here. It is not just a trend, it is a necessity. Europe is taking the lead and China is following suit. The Hydrogen Economy is here to stay and will accelerate quickly beginning in 2018/2019.

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Right Place Hydrogen production and fuel cell power must be developed and deployed together. China’s mass population and demographics allow the economies of scale that yield a much lower cost to convert from existing fossil fuel systems to an ABSOLUTELY clean hydrogen fuel cell system.

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Right Technology SPOS technology has leading edge of exceeding National Requirements in: Current Density 2.5 vs 1.0 Output Power 1.5 vs 1.2 Life Span 30k hours vs 5k hours

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Right Investment It is well documented in the Chinese National 13 th 5 Year plan. All fuel cell technology companies in the world have committed for growth to meet the huge demand in the world’s biggest market. There will not be sufficient supply for the next decades even though several hundred fuel cell companies were starting up in China.

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Pre - Revenue Valuation & Share Price 3 rd Party Valuation : $373 million Outstanding Shares: 102,000,000 Share price: $3.65 Reg A Offering – April 2018 Offering amount: $13.96 MM (company) + $6 MM (shareholders) Price per share ( Discounted ): $2.75 Shares: 5,075,000 (company) + 2,175,000 (shareholders) Ownership: 6.77% (4.74% + 2.03%) * Company offering of 5,075,000 to be fully sold before any shareholder shares are sold * ownership will be further diluted by management and employee stock option plans and future equity financing if needed, see sam ple capitalization table on following slide Equity Offering – Regulation - A May 2018

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Capitalization Table – Post Offering OTC: SPOS Investment $ Common Stock Preferred Shares Management Option* Employee Options* Total Shares Ownership % Pre - merger shareholders (OTC:KMTG) 3,500,000 0 0 0 3,500,000 2.91% Founder and Management Founder 84,500,000 0 0 0 84,500,000 70.28% Management & seed investors 14,000,000 0 0 0 14,000,000 11.64% Stock Option Incentive Plans Executives and directors 0 0 13,150,000 0 13,150.000 10.94% Employees 0 0 0 0 0 0.00% Investors Regulation A Offering - April 2018 $13,956,000 5,075,000 0 0 0 5,075,000 4.22% Total $13,956,000 107,075,000 0 13,150,000 0 120,225,000 100.00% * Management and employee stock option plans to be established post financing, dilution estimates based on fully issued, fully ves ted, fully exercised

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